Exhibit 8.2

July 3, 2024

Piedmont Bancorp, Inc.

5100 Peachtree Parkway

Peachtree Corners, Georgia 30092

Re:	Tax Opinion – Agreement and Plan of Merger between United Bankshares, Inc. and Piedmont Bancorp, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of May 9, 2024, (the “Merger Agreement”), between United Bankshares, Inc., a West Virginia corporation (“United”), and Piedmont Bancorp, Inc., a Georgia corporation (“Piedmont”), pursuant to which Piedmont will merge with and into United, with United surviving (the “Merger”). This opinion is being delivered pursuant to Section 8.02(c) of the Merger Agreement. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement; the registration statement on Form S-4, as amended (the “Registration Statement”), filed by United with the Securities and Exchange Commission; the letters of United and Piedmont to Alston & Bird LLP and Bowles Rice, LLP, dated as of the date hereof, containing certain facts and representations (the “Representation Letters”); and such other documents as we have deemed necessary or appropriate as a basis for such opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Merger Agreement, the Registration Statement, the Representation Letters, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effected in accordance with the Merger Agreement; (ii) the Merger Agreement accurately reflects the material facts of the Merger; (iii) the representations made by United and Piedmont in their respective Representation Letters are true, correct, and complete, and will be true, correct, and complete at the Effective Time; and (iv) any representations by United and Piedmont in the Merger Agreement, Registration Statement, or the Representation Letters that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time, without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if, and when, any of the facts or representations upon which this opinion is based should prove inaccurate or incomplete in any material respect.

Alston & Bird LLP	www.alston.com
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Tax Opinion – Agreement and Plan of Merger between United Bankshares, Inc. and Piedmont Bancorp, Inc.

July 3, 2024

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder, administrative rulings, and other interpretations of the Code and the Treasury Regulations by the courts and the Internal Revenue Service, as of the date hereof, all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon and subject to the foregoing and the other limitations, qualifications, exceptions, and assumptions set forth herein, it is our opinion that the Merger will qualify as a reorganization described in Section 368(a) of the Code.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Merger Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues. This opinion letter is delivered solely for the benefit of Piedmont, and no other party or entity is entitled to rely on this opinion without our express prior written consent.

Sincerely,

ALSTON & BIRD LLP

By:	/s/ Scott Harty

Scott Harty A Partner